Exhibit 99.2

PRESS RELEASE

          CONTACT CHRIS HEADLY

(540) 349-0218 or

chris.headly@TFB.bank

Fauquier Bankshares, Inc. Names Chip S. Register Executive Vice President &

Chief Operating Officer

WARRENTON, VA, January 17, 2020 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) (the “Company”) announced today that on January 16, 2020, the Board of Directors of the Company promoted Chip S. Register, currently the Company’s Senior Vice President, Chief Administrative Officer & Chief Information Officer, to the position of Executive Vice President and Chief Operating Officer effective January 17, 2020.

Mr. Register has served as Senior Vice President, Chief Administrative Officer & Chief Information Officer since June, 2016.   From September 2008 to June 2016, Mr. Register served as the Chief Information Officer of the Company.  Prior to joining the Company in 2008, Mr. Register served as Senior Vice President and Chief Information Officer of NetBank, Inc., the parent company of the digital bank NetBank, a mortgage banking and financial services company.  Mr. Register holds a Bachelor of Arts degree in Sociology and is an alumnus of the ABA Stonier Graduate School of Banking at The Wharton School, University of Pennsylvania.

About Fauquier Bankshares, Inc.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $726.3 million and total shareholders’ equity of $66.0 million at September 30, 2019. The Fauquier Bank is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices located in Fauquier and Prince William Counties in Virginia.